EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-150552, 333-150485, 333-130031, and 333-102084 on Form S-8/3 of Community First, Inc. of our report dated March 30, 2012 on the consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows of Community First, Inc. for the year ended December 31, 2011, which appear in this Annual Report on Form 10-K of Community First, Inc. for the year ended December 31, 2013.

Crowe Horwath LLP

Brentwood, Tennessee

February 27, 2014